Exhibit 99.1

Apogee Acquisition Corp Announces Pricing of $150 Million Initial Public Offering

Cheyenne, WY, April 06, 2026 (GLOBE NEWSWIRE) -- Apogee Acquisition Corp (the “Company”) announced the pricing of its initial public offering of 15,000,000 units at a price of $10.00 per unit on April 6, 2026. The units are expected to be listed for trading on the Nasdaq Stock Market LLC under the ticker symbol “AACPU” beginning April 7, 2026. Each unit consists of one Class A ordinary share, one redeemable warrant of the Company, and one right to receive one-fifth (1/5) of one Class A ordinary share upon the consummation of an initial business combination. Each warrant entitles the holder thereof to purchase one Class A ordinary share at a price of $11.50 per share, subject to certain adjustments. Once the securities comprising the units begin separate trading, the Company expects that its Class A ordinary shares, warrants and rights will be listed on the Nasdaq Stock Market LLC under the symbols “AACP,”  “AACPW” and “AACPR,” respectively. The offering is expected to close on April 8, 2026, subject to customary closing conditions.

The Company was formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, recapitalization, reorganization or similar business combination with one or more businesses. The Company may pursue an initial business combination opportunity in any industry or sector but intends to focus on companies developing, integrating, or enabling advanced technologies across both physical and digital domains, including opportunities in software, hardware, compute infrastructure, engineered materials, intelligent systems, automation, specialized components, energy and power technologies, and other technology-driven platforms that support mission-critical functions across modern markets.

ARC Group Securities LLC is acting as sole book-running manager. The Company has granted the underwriters a 45-day option to purchase up to 2,250,000 additional units at the initial public offering price to cover over-allotments, if any.

The public offering is being made only by means of a prospectus. When available, copies of the prospectus relating to the offering may be obtained from ARC Group Securities LLC at 398 S Mill Ave, Suite 201B, Tempe, AZ 85281, or by email at operations@arc-securities.com.

A registration statement relating to the securities was declared effective on April 6, 2026. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

Forward-Looking Statements

This press release contains statements that constitute “forward-looking statements,” including with respect to the proposed initial public offering and the anticipated use of the net proceeds from the offering. No assurance can be given that the offering discussed above will be completed on the terms described, or at all, or that the Company will ultimately complete a business combination transaction. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s registration statement and preliminary prospectus for the Company’s offering filed with the U.S. Securities and Exchange Commission (the “SEC”). Copies of these documents are available on the SEC’s website, at www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Contact

Jeffrey Smith, JD, LLM
President, CEO & Chairman
Apogee Acquisition Corp
info@apogeeacquisitioncorp.com
(202) 854-0515